Exhibit 4.4

AMENDMENT

TO RIGHTS AGREEMENT

This Amendment to the Rights Agreement (this “Amendment”), dated as of June 15, 2004, is made by and between Compass Minerals International, Inc., a Delaware corporation (“Compass”) and American Stock Transfer and Trust Company, a New York corporation, as rights agent (“AST”). This Amendment shall be effective as of the date hereof.

This Amendment amends that certain Rights Agreement (the “Rights Agreement”), dated as of December 11, 2003, between Compass and AST.

W I T N E S S E T H:

WHEREAS, the Board of Directors of Compass has determined it to be in the best interests of Compass to discharge AST from its duties and obligations as rights agent under the Rights Agreement and appoint UMB Bank, n.a. as the successor rights agent, to be vested with the same powers, rights, duties and responsibilities as if it had been originally named rights agent under the Rights Agreement;

WHEREAS, Compass desires to amend the Rights Agreement as set forth herein;

WHEREAS, Section 26 of the Rights Agreement provides that the Rights Agreement may be amended by Compass in its sole and absolute discretion and Compass has directed AST to confirm this Amendment;

NOW, THEREFORE, in consideration of the mutual agreements contained herein and in the Rights Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	AMENDMENT TO RIGHTS AGREEMENT.

1.1. As of the date hereof, Section 1.5 of the Rights Agreement shall be and hereby is deleted and replaced in its entirety as follows:

“1.5. “Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York or the State of Missouri are authorized or obligated by law or executive order to close.”

1.2. As of the date hereof, Section 21 of the Rights Agreement shall be and hereby is deleted and replaced in its entirety as follows:

“Section 21. Change of Rights Agent. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon thirty (30) days’ notice in writing mailed to the Company and to each transfer agent of the Common Shares and/or Preferred Shares, as applicable, by registered or certified mail. Following the Distribution Date, the Company shall promptly notify the holders of the Right Certificates by first-class mail of any such resignation. The Company may remove the Rights Agent or any successor Rights Agent upon thirty (30) days’ notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Shares and/or Preferred Shares, as applicable, by registered or certified mail, and to the holders of the Right Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the resigning, removed, or incapacitated Rights Agent shall remit to the Company, or to any successor Rights Agent designated by the Company, all books, records, funds, certificates or other documents or instruments of any kind then in its possession which were acquired by such resigning, removed or incapacitated Rights Agent in connection with its services as Rights Agent hereunder, and shall thereafter be discharged from all duties and obligations hereunder. Following notice of such removal, resignation or incapacity, the Company shall appoint a successor to such Rights Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Right Certificate (who shall, with such notice, submit his Right Certificate for inspection by the Company), then the registered holder of any Right Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation organized and doing business under the laws of the United States or of the State of New York (or any other state of the United States so long as such corporation is authorized to do business as a banking institution in the State of New York) in good standing, which is authorized under such laws to exercise stock transfer or corporate trust powers and is subject to supervision or examination by Federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $10 million. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Shares and/or Preferred Shares, as applicable, and, following the Distribution Date, mail a notice thereof in writing to the registered holders of the Right Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.”

1.3. As of the date hereof, Section 25 of the Rights Agreement shall be and hereby is deleted and replaced in its entirety as follows:

“Section 25. Notices. Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Right Certificate to or on the Company shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

Compass Minerals International, Inc.

8300 College Boulevard

Overland Park, Kansas 66210

Attention: Secretary

with a copy to (such copy shall not constitute notice):

Raymond Y. Lin, Esq.

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Subject to the provisions of Section 21 and Section 24, any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Right Certificate to or on the Rights Agent shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) as follows:

UMB Bank, n.a.

Corporate Trust Department

2401 Grand Boulevard

Kansas City, Missouri 64108

Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to the holder of any Right Certificate (or, prior to the Distribution Date, to the holder of any certificate representing Common Shares) shall be sufficiently given or made if sent by first-class mail, postage-prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company.”

2.	MISCELLANEOUS.

2.1. This Amendment shall be construed in connection with and as part of the Rights Agreement, and except as modified and expressly amended by this Amendment, all terms, conditions and covenants contained in the Rights Agreement and effective as of the date hereof are hereby ratified and shall be and remain in full force and effect.

2.2. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Amendment may refer to the Rights Agreement without making specific reference to this Amendment but nevertheless all such references shall include this Amendment unless the context otherwise requires.

2.3. The descriptive headings of the various Sections or parts of this Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

2.4. All section references herein are references to sections of the Rights Agreement, unless otherwise noted.

2.5. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

2.6. This Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.

(Signature page follows)

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first written above.

COMPASS MINERALS INTERNATIONAL, INC.

By:	/S/ RODNEY L. UNDERDOWN
Name:	Rodney L. Underdown
Title:	Chief Financial Officer and Vice President

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/S/ HERB LEMMER
Name:	Herb Lemmer
Title:	General Counsel